Exhibit 99.3

UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL STATEMENTS

Introduction

On August 1, 2022, Primoris Services Corporation, a Delaware corporation (“Primoris”, “we”, “us”, “our”), completed its previously announced acquisition of PLH Group, Inc. (“PLH”). Pursuant to the terms of that Agreement and Plan of Merger (the “Merger Agreement”) dated as of June 27, 2022, Primoris Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Primoris (“Merger Sub”), merged with and into PLH (the “Merger”), with PLH surviving the Merger as a wholly-owned subsidiary of Primoris.

The aggregate amount of consideration paid was approximately $438.3 million, net of cash and restricted cash acquired, which was funded through a combination of borrowings under our term loan facility and borrowings under our revolving credit facility.

The foregoing descriptions of the Merger Agreement are qualified in their entirety by reference to the full text of the Merger Agreement, which is attached as Exhibit 2.1 to the Current Report on Form 8-K filed by Primoris on June 27, 2022 and incorporated herein by reference in its entirety.

The following unaudited pro forma consolidated combined financial statements are based on the historical financial statements of Primoris and PLH after giving effect to the acquisition, and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma consolidated combined financial statements, as prescribed by applicable Securities and Exchange Commission guidelines. In the first quarter of 2022, PLH disposed of Air 2, Inc. (“Air2”) and shut down the operations of their Southeast Directional Drilling, Inc. (“SEDD”) business. Therefore, we have excluded Air2’s and SEDD’s results of operations in the unaudited pro forma consolidated combined statements of operations for the three months ended March 31, 2022 and for the year ended December 31, 2021.

The following unaudited pro forma consolidated combined balance sheet as of March 31, 2022 is presented as if the Merger had occurred on March 31, 2022. The unaudited pro forma consolidated combined statements of operations for the three months ended March 31, 2022 and the year ended December 31, 2021, are presented as if the Merger had occurred on January 1, 2021 with acquisition-related adjustments assuming the transaction occurred at the beginning of the fiscal year presented and had a continuing impact through the interim period presented and described in the accompanying notes.

The historical consolidated financial information has been adjusted in the unaudited pro forma consolidated combined financial data to illustrate the Transaction Accounting Adjustments related to the Merger.

The following unaudited pro forma consolidated combined financial statements are prepared for illustrative purposes only and are not necessarily indicative of or intended to represent the results that would have been achieved had the acquisition been consummated as of the dates indicated or that may be achieved in the future. The unaudited pro forma consolidated combined financial statements do not reflect the realization of any expected operating efficiencies or other synergies that may result from the Merger as a result of planned initiatives with respect to the combined companies.

The unaudited pro forma consolidated combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma consolidated combined financial statements. In addition, the unaudited pro forma consolidated combined financial statements should be read in conjunction with (i) Primoris’ audited consolidated financial statements and accompanying notes included in its Annual Report on Form 10-K for the year ended December 31, 2021 filed by Primoris on March 1, 2022, (ii) Primoris’ unaudited condensed consolidated financial statements and accompanying notes included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed by Primoris on May 10, 2022, (iii) PLH’s audited consolidated financial statements and accompanying notes for the year ended December 31, 2021, which are attached as Exhibit 99.1 to this Amendment to the Current Report on Form 8-K, and (iv) PLH’s unaudited consolidated financial statements and accompanying notes for the three months ended March 31, 2022, which are attached as Exhibit 99.2 to this Amendment to the Current Report on Form 8-K.

PRIMORIS SERVICES CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED COMBINED BALANCE SHEET

March 31, 2022

(In thousands)

			Transaction Accounting Adjustments
			Reclassification		Pro Forma
			Adjustments		Adjustments		Pro Forma
	Primoris	PLH	(Notes 2 and 3)		(Notes 2 and 5)		Combined
ASSETS
Current assets:
Cash and cash equivalents	$173,505	$51,120	$—		$18,038	(a) (b)	$242,663
Inventory	—	6,596	(6,596)	(A)	—		—
Accounts receivable, net	450,405	92,686	(12,804)	(B)	—		530,287
Contract assets	469,918	67,339	12,804	(B)	—		550,061
Prepaid expenses and other current assets	120,329	9,694	6,596	(A)	2,743	(i)	139,362
Total current assets	1,214,157	227,435	—		20,781		1,462,373
Property and equipment, net	458,616	65,471	(6,648)	(D)	723	(c)	518,162
Operating lease assets	145,023	17,934	—		527	(d)	163,484
Deferred tax assets	1,341	—	—		15,198	(i)	16,539
Intangible assets, net	167,710	24,016	—		78,584	(e)	270,310
Goodwill	583,534	19,521	—		189,111	(f)	792,166
Other long-term assets	27,058	1,517	6,648	(D)	(810)	(d)	34,413
Total assets	$2,597,439	$355,894	$—		$304,114		$3,257,447
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$289,563	$66,392	$—		$—		$355,955
Contract liabilities	292,421	14,530	162	(C)	1,902	(h)	309,015
Accrued liabilities	193,070	34,851	(162)	(C)	78,762	(g)	315,938
			7,503	(E)	(894)	(b)
			1,998	(D)
			810	(F)
Income taxes payable	—	810	(810)	(F)	2,360	(i)	2,360
Dividends payable	3,198	—	—		—		3,198
Operating lease liabilities	—	7,503	(7,503)	(E)	—		—
Current portion of long-term debt	65,972	14,052	(1,998)	(D)	8,873	(b)	86,899
Total current liabilities	844,224	138,138	—		91,003		1,073,365
Long-term debt, net of current portion	599,290	106,492	(3,840)	(D)	381,932	(b)	1,083,874
Noncurrent operating lease liabilities, net of current portion	86,467	10,958	—		—		97,425
Deferred tax liabilities	38,521	3,895	—		(764)	(i)	41,652
Other long-term liabilities	41,173	7,116	3,840	(D)	—		52,129
Total liabilities	1,609,675	266,599	—		472,171		2,348,445
Commitments and contingencies
Stockholders’ equity
Common stock	6	305	—		(305)	(j)	6
Treasury stock	—	(138,539)	—		138,539	(j)	—
Additional paid-in capital	263,486	585,384	—		(585,384)	(j)	263,486
Retained earnings	722,561	(351,030)	—		272,268	(j) (g)	643,799
Accumulated other comprehensive loss	1,711	(6,839)	—		6,839	(j)	1,711
Noncontrolling interest	—	14	—		(14)	(j)	—
Total stockholders’ equity	987,764	89,295	—		(168,057)		909,002
Total liabilities and stockholders’ equity	$2,597,439	$355,894	$—		$304,114		$3,257,447

See accompanying notes to the unaudited pro forma consolidated combined financial statements

PRIMORIS SERVICES CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED COMBINED STATEMENT OF OPERATIONS

For the three months ended March 31, 2022

(In thousands, except per share amounts)

			Transaction Accounting Adjustments
							Pro Forma
							Adjustments		Pro Forma
	Primoris	PLH	Air2 (Note 1)	a	SEDD (Note 1)	a	(Notes 2 and 5)		Combined
Revenue	$784,384	$182,986	$(1,490)		$(2,318)		$—		$963,562
Cost of revenue	727,898	174,471	(2,115)		(4,618)		308	(c)	895,944
Gross profit	56,486	8,515	625		2,300		(308)		67,618
Selling, general and administrative expenses	55,455	15,871	(98)		(475)		1,782	(e)	72,535
Impairment	—	(86)	86		—		—		—
Transaction and related costs	323	—	—		—		—		323
Operating income (loss)	708	(7,270)	637		2,775		(2,090)		(5,240)
Other income (expense):
Foreign exchange loss, net	(116)	—	—		—		—		(116)
Other (loss), net	(9)	151	—		—		—		142
Interest expense, net	(2,876)	(2,497)	—		5		(473)	(k)	(5,841)
Loss before benefit (provision) for income taxes	(2,293)	(9,616)	637		2,780		(2,563)		(11,055)
Benefit (provision) for income taxes	619	(1,327)	1		—		3,692	(l)	2,985
Net loss	$(1,674)	$(10,943)	$638		$2,780		$1,129		$(8,070)

Loss per share:
Basic	$(0.03)								$(0.15)
Diluted	$(0.03)								$(0.15)

Weighted average common shares outstanding:
Basic	53,240								53,240
Diluted	53,240								53,240

See accompanying notes to the unaudited pro forma consolidated combined financial statements

PRIMORIS SERVICES CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2021

(In thousands, except per share amounts)

			Transaction Accounting Adjustments
							Pro Forma
							Adjustments		Pro Forma
	Primoris	PLH	Air2 (Note 1)	a	SEDD (Note 1)	a	(Notes 2 and 5)		Combined
Revenue	$3,497,632	$668,384	$(10,784)		$(22,565)		$—		$4,132,667
Cost of revenue	3,080,972	598,942	(11,731)		(30,096)		1,230	(c)	3,639,317
Gross profit	416,660	69,442	947		7,531		(1,230)		493,350
Selling, general and administrative expenses	230,110	77,860	(676)		(3,951)		17,359	(e)	320,702
Impairment	—	51,393	(383)		(36,404)		—		14,606
Transaction and related costs	16,399	—	—		—		79,122	(g)	95,521
Operating income (loss)	170,151	(59,811)	2,006		47,886		(97,711)		62,521
Other income (expense):
Foreign exchange loss, net	(95)	—	—		—		—		(95)
Other income, net	299	868	(1)		—		—		1,166
Interest expense, net	(18,498)	(10,377)	30		37		(1,223)	(k)	(30,031)
Income (loss) before provision for income taxes	151,857	(69,320)	2,035		47,923		(98,934)		33,561
Provision for income taxes	(36,118)	(2,954)	(235)		(3,649)		34,993	(l)	(7,963)
Net income (loss)	$115,739	$(72,274)	$1,800		$44,274		$(63,941)		$25,598

Less net income attributable to noncontrolling interests	(128)	—	—		—		—		(128)

Net income (loss) attributable to Primoris	$115,611	$(72,274)	$1,800		$44,274		$(63,941)		$25,470

Earnings per share:
Basic	$2.19								$0.48
Diluted	$2.17								$0.48

Weighted average common shares outstanding:
Basic	52,674								52,674
Diluted	53,161								53,161

See accompanying notes to the unaudited pro forma consolidated combined financial statements

PRIMORIS SERVICES CORPORATION

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL STATEMENTS

Note 1—Basis of Presentation

The unaudited pro forma consolidated combined balance sheet as of March 31, 2022 is presented as if the acquisition of PLH had occurred on March 31, 2022. The unaudited pro forma consolidated combined statement of operations for the three months ended March 31, 2022, and the year ended December 31, 2021, is presented as if the acquisition of PLH had occurred on January 1, 2021. In the first quarter of 2022, PLH disposed of Air2 and shut down the operations of their SEDD business. Therefore, we have excluded Air2’s and SEDD’s results of operations in the unaudited pro forma consolidated combined statements of operations for the three months ended March 31, 2022, and the year ended December 31, 2021.

The unaudited pro forma consolidated combined financial statements are not necessarily indicative of what our consolidated statements of operations or consolidated balance sheet would have been had the Merger been completed as of the dates indicated or will be for any future periods. The unaudited pro forma consolidated combined financial statements do not purport to project our future financial position or results of operations following the Merger. The unaudited pro forma consolidated combined financial statements reflect transaction related adjustments that management believes are necessary to present fairly our pro forma consolidated combined results of operations assuming the Merger had been consummated as of January 1, 2021. The transaction related adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report our financial condition and results of operations as a result of the closing of the Merger. The unaudited pro forma consolidated combined financial statements do not reflect the realization of any expected operating efficiencies or other synergies that may result from the Merger as a result of planned initiatives with respect to the combined companies.

Note 2 – Conforming Accounting Policies

The accounting policies used in the preparation of this unaudited pro forma consolidated combined financial information are those set out in our audited consolidated financial statements as of and for the year ended December 31, 2021. We have conducted a review of the accounting policies of PLH to determine if differences in accounting policies potentially required recasting to conform to our accounting policies and determined that certain adjustments are necessary to conform PLH’s pre-merger financial statements to our accounting policies.

Note 3—Reclassification Adjustments

Certain reclassification adjustments have been made to the unaudited pro forma consolidated combined financial statements to conform PLH’s consolidated balance sheet as of March 31, 2022 and statements of operations for the year ended December 31, 2021, and three months ended March 31, 2022 to Primoris’ presentation, as follows:

(A)	We record Inventory in Prepaid expenses and other current assets, while PLH shows Inventory as an individual line item. Therefore, we reclassified $6.6 million from Inventory to Prepaid expenses and other current assets.

(B)	We recognize all unbilled accounts receivable as Contract assets, while PLH classified a portion of these amounts as Accounts receivable. Therefore, we reclassified $12.8 million from Accounts receivable, net to Contract assets.

(C)	We record Accrued loss provisions as part of Contract liabilities, while PLH recorded these amounts as part of Accrued liabilities. Therefore, we reclassed $0.2 million from Accrued liabilities to Contract liabilities.

(D)	We record finance leases as Other long-term assets, Accrued liabilities, and Other long-term liabilities, while PLH recorded these amounts as part of Property and equipment, Current portion of long-term debt, and Long-term debt. Therefore, we reclassed $6.6 million from Property and equipment to Other long-term Assets, $2.0 million from Current portion of long-term debt to Accrued liabilities, and $3.8 million from Long-term debt to Other long-term liabilities.

(E)	We record the current portion of Operating lease liabilities in Accrued liabilities, while PLH shows Operating lease liabilities as an individual line item. Therefore, we reclassified $7.5 million from Operating lease liabilities to Accrued liabilities.

(F)	We record Income taxes payable in Accrued liabilities, while PLH shows Income taxes payable as an individual line item. Therefore, we reclassified $0.8 million from Income taxes payable to Accrued liabilities.

Note 4—Preliminary Acquisition Accounting

The table below represents the purchase consideration and the preliminary estimated fair values of the assets acquired and liabilities assumed as of the acquisition date. The preliminary estimated fair values have been used to prepare pro forma Transaction Accounting Adjustments in the pro forma consolidated combined financial statements. The final determination of fair value for certain assets and liabilities will be completed as soon as the information necessary to complete the analysis is obtained. The purchase consideration allocation at that time could differ materially from the preliminary allocation used in the pro forma adjustments described below. The purchase consideration allocation could change further during the one-year measurement period, as defined in ASC 805, which ends during the third quarter of 2023. The primary areas of the preliminary estimates that are not yet finalized relate to property, plant and equipment, identifiable intangible assets, contract assets and liabilities, deferred income taxes, uncertain tax positions, the fair value of certain contractual obligations, and accounts receivable. Consideration amounts are also subject to changes resulting from the finalization of post-closing working capital adjustments (inclusive of cash).

Preliminary identifiable assets acquired and liabilities assumed (in thousands)
Cash and cash equivalents	$27,427
Restricted cash	15,725
Accounts receivable	74,269
Contract assets	75,359
Prepaid expenses and other current assets	13,443
Property and equipment	59,546
Deferred tax assets	15,198
Operating lease assets	21,309
Intangible assets:
Customer relationships	84,900
Tradenames	17,700
Other long-term assets	7,227
Accounts payable and accrued liabilities	(142,710)
Contract liabilities	(24,788)
Long-term debt (including current portion)	(3,313)
Noncurrent operating lease liabilities, net of current	(13,620)
Deferred tax liability	(3,032)
Other long-term liabilities	(30,484)
Total identifiable net assets	194,156
Goodwill	287,337
Total purchase consideration	$481,493

Note 5—Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma consolidated combined financial statements:

(a)	To record approximately $481.5 million of cash consideration paid for the PLH acquisition.

(b)	The below table reflects the net increase to debt for $499.5 million of new debt incurred to finance the PLH acquisition, less the effects of extinguishing PLH’s outstanding debt of $114.7 million upon consummation of the acquisition (in thousands):

Increase for borrowings under term loan facility and revolving credit facility	$499,531
Decrease for extinguishment of existing PLH debt	(108,726)
Pro forma adjustment to debt	$390,805

The adjustment also reflects the reduction in accrued interest of $0.9 million due to the extinguishment of PLH debt.

(c)	To record the difference between the historical net book value of PLH’s fixed assets and our preliminary estimate of fair value and the related impact to depreciation expense. On a preliminary basis, we increased the book value of PLH’s fixed assets by $0.7 million. The resulting adjustment to depreciation expense, including finance lease depreciation expense, was an increase of approximately $0.3 million and $1.2 million for the pro forma three months ended March 31, 2022 and the pro forma year ended December 31, 2021.

(d)	To record the difference between the historical net book value of PLH’s operating and finance lease assets and our preliminary estimate of fair value. On a preliminary basis, we increased the book value of PLH’s operating lease assets by $0.5 million and decreased the book value of PLH’s finance lease assets by $0.8 million.

(e)	Reflects the elimination of PLH’s pre-existing intangible assets and recognition of the estimated preliminary fair value of identifiable intangible assets acquired. To determine the estimated fair value of intangibles acquired, we engaged a third party valuation specialist to assist management. Our valuation estimates are preliminary and subject to change. The estimated preliminary fair value of identifiable intangible assets acquired is comprised of the following (in thousands):

	Weighted Average Useful Life	Fair Value	Pro Forma Amortization Expense Three Months Ended March 31, 2022	Pro Forma Amortization Expense Year Ended December 31, 2021
Customer relationships	15 years	$84,900	$1,415	$5,660
Tradenames	1.8 years	17,700	600	12,900
		$102,600	2,015	18,560
Historical PLH amortization expense			(233)	(1,201)
Pro forma adjustment to amortization expense			$1,782	$17,359

The customer relationships were valued utilizing the “excess earnings method” of the income approach. The estimated discounted cash flows associated with existing customers and projects were based on historical and market participant data. Such discounted cash flows were net of fair market returns on the various tangible and intangible assets that are necessary to realize the potential cash flows.

The tradenames were valued utilizing the “relief from royalty” method. A royalty rate was selected based on consideration of several factors, including external research of third party trade name licensing agreements and their royalty rate levels, and management estimates.

(f)	To record goodwill as a result of the Merger. Goodwill represents the excess of the total purchase consideration over the fair value of assets acquired and liabilities assumed. Goodwill is not amortized but is assessed at least annually for impairment or when a change in facts and circumstances prompts an assessment. This allocation is based on preliminary estimates and the final allocation may differ materially as changes to the initial valuation of consideration transferred or net assets acquired will be allocated to goodwill.

(g)	To accrue approximately $78.8 million of transaction and related costs associated with the Merger, primarily consisting of advisor fees and transaction bonus payments to select PLH employees. In addition, the unaudited pro forma consolidated combined statement of operations for the year ended December 31, 2021 includes approximately $79.1 million of transaction and related costs that are directly related to the Merger. These costs are not expected to be incurred in any period beyond 12 months from the closing date of the Merger.

(h)	To record estimated preliminary adjustment to increase assumed contract liabilities by $1.9 million to a fair value of approximately $16.5 million. The adjustment was the result of increasing the estimated costs to complete certain performance obligations on open contracts. After the acquisition, the net increase in contract liabilities will increase revenue and gross profit as the contracts are completed, which we expect to occur within the next 12 months.

(i)	To record preliminary tax adjustments related to the acquisition, resulting in an increase in net deferred tax assets of $12.1 million. The following table reflects the pro forma increase in net deferred tax assets (in thousands).

Increase in deferred tax assets	$15,198
Increase in deferred tax liabilities	(3,131)
Pro forma increase in net deferred tax assets	$12,067

The preliminary $12.1 million increase in net deferred tax assets from PLH is primarily due to a full reversal of the federal valuation allowance, and a partial reversal of the state valuation allowances.

(j)	To eliminate PLH historical equity balances.

(k)	The below table reflects the net increase to interest expense resulting from interest on the new debt to finance the acquisition of PLH and the extinguishment of PLH’s existing debt (in thousands):

	Three Months Ended March 31, 2022	Year Ended December 31, 2021
Elimination of PLH interest expense	$(2,449)	$(10,216)
Interest expense on new borrowings (1)	2,922	11,439
Pro forma adjustment to interest expense	$473	$1,223

(1)	Expected interest expense on borrowings under our term loan and revolving credit facility assuming an estimated weighted average annual interest rate of 2.34% for the three months ended March 31, 2022, and 2.29% for the year ended December 31, 2021. A hypothetical 0.125% change in the weighted average annual interest rate on the term loan and revolving credit facility would increase or decrease pro forma interest expense by $0.6 million annually.

(l)	To record the income tax effect as a result of the Merger, calculated using our effective tax rate of 23.8% for the year ended December 31, 2021 and 27.0% for the three months ended March 31, 2022.